As filed with the Securities and Exchange Commission on July 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOS Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building 6, East Seaview Park, 298 Haijing Road, Yinzhu Street

West Coast New District, Qingdao City, Shandong Province 266400

People’s Republic of China

+86-532-86617117

(Address and telephone number of Registrant’s principal executive offices)

2025 Equity Incentive Plan

(Full title of the plans)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address and telephone number of agent for service)

Copies to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

(212) 530-2208

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTION

SOS Limited, a Cayman Islands exempted company (the “Company” or the “Registrant”), has granted equity compensation awards to Mr. Douglas L. Brown in connection with appointing Mr. Brown to serve as a director on the Company’s board of directors (“Director”). The compensation awards include 58,656 Class A Ordinary Shares of the Company, par value $0.005 per share, issued to Mr. Brown (the “Compensation Shares”). This Registration Statement on Form S-8 is filed by the Company to register the offer and sale of the Compensation Shares.

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form F-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities” as defined in General Instruction C to Form S-8, by Mr. Brown, the Registrant’s Director (the “Selling Stockholder”), for his own account. The second part contains information required to be set forth in the Registration Statement pursuant to Part II of Form S-8 with respect to the Class A Ordinary Shares issuable pursuant to the 2025 Equity Incentive Plan.

REOFFER PROSPECTUS

58,656 CLASS A ORDINARY SHARES

SOS LIMITED

This prospectus relates to 58,656 Class A ordinary shares (the “Shares”), par value $0.005 per share (the “Ordinary Shares”) of SOS Limited (“we,” “us,” “our,” “SOS” or the “Company”) which may be offered from time to time by Douglas L. Brown, the Company’s Director (the “Selling Stockholder”), for his own account. We will not receive any proceeds from any sale of Shares offered pursuant to this prospectus.

The Selling Stockholder may offer and sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The Shares may be sold at the market price of the Shares at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Shares may be sold through underwriters or dealers which the Selling Stockholder may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. For a description of the various methods by which the Selling Stockholder may offer and sell the Shares described in this prospectus, see the section entitled “Plan of Distribution.”

We are not a Chinese operating company. We are a Cayman Islands holding company conducting our operations through our subsidiaries in China and the U.S. Our ADSs are ADSs of SOS, the offshore holding company in the Cayman Islands, instead of shares of our subsidiaries. Investors may never directly hold equity interests in our subsidiaries. As we conduct part of our operations through our subsidiaries in China, we face various legal and operational risks and uncertainties related to doing business in China that could result in a material change in our operations and/or the value of our securities. We are subject to a series of PRC laws and regulations. The PRC government has recently issued statements and conducted regulatory actions relating to areas such as approvals, filings or other administrative requirements on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. The PRC government’s authority in regulating our operations in China and its management on offerings conducted overseas by, and foreign investment in, China-based issuers could limit our and our PRC subsidiaries’ ability to conduct business and/or limit or hinder our ability to offer or continue to offer securities to investors, accept foreign investments or list on a United States or other foreign exchange, or cause the value of our securities to significantly decline or be worthless. For more details, see “Risk Factors—Risks Related to Doing Business in China.”

Our ADSs are listed on the New York Stock Exchange (the “NYSE”), under the symbol “SOS.” On June 30, 2025, the closing trading price for our ADSs, as reported on NYSE, was US$6.30 per ADS.

We are a Cayman Islands holding company conducting our operations through our subsidiaries in China and the U.S. Our ADSs are ADSs of SOS, the offshore holding company in the Cayman Islands, instead of shares of our subsidiaries. Investors may never directly hold equity interests in our subsidiaries. As we conduct part of our operations through our subsidiaries in China, we face various legal and operational risks and uncertainties related to doing business in China that could result in a material change in our operations and/or the value of our securities. We are subject to a series of PRC laws and regulations. The PRC government has recently issued statements and conducted regulatory actions relating to areas such as approvals, filings or other administrative requirements on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. The PRC government’s authority in regulating our operations in China and its management on offerings conducted overseas by, and foreign investment in, China-based issuers could limit our and our PRC subsidiaries’ ability to conduct business and/or limit or hinder our ability to offer or continue to offer securities to investors, accept foreign investments or list on a United States or other foreign exchange, or cause the value of our securities to significantly decline or be worthless. For more details, see “Risk Factors—Risks Related to Doing Business in China.”

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which went into effect on March 31, 2023. The Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. Based on the Trial Measures and the clarification issued by at a press conference held by CSRC, and as advised by our PRC counsel, Hebei Changjun Law Firm (“Hebei Changjun”), based on their understanding of the Trial Measures, that the Company will file with the CSRC notice of its offering of ADSs representing its Class A ordinary shares and the Warrants. The Trial Measures require the filing with the CSRC of the overseas offering and listing plans and the follow-on offering plans by PRC domestic companies under certain conditions, and the filing with the CSRC by their underwriters associated with such companies’ overseas securities offering and listing. Companies, like us, that are already listed overseas as of March 31, 2023 are not required to make an immediate filing with the CSRC until a subsequent offering, in which case a filing should be made with the CSRC within three business days after the offering is completed. In the opinion of our PRC legal counsel, Hebei Changjun Law Firm, the Selling Shareholders’ resale of the Resale Shares as described hereunder does not constitute a “subsequent offering” under the CSRC rules and hence we are not required to complete the filing procedures with CSRC for the Selling Shareholders’ resale.  In addition, if a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Risk Factors—Risks Related to Doing Business in China—The reinforcement by China regulatory authorities on the supervision or law enforcement on offerings that are conducted overseas and/or foreign investment in China-based issuers, which could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.”

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA ACT”), if the Securities and Exchange Commission (the “SEC”) determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the Public Company Accounting Oversight Board (the “PCAOB”) for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Our auditor, Audit Alliance LLP (“Audit Alliance”), the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to the PCAOB’s regular inspections to assess Audit Alliance’s compliance with applicable professional standards. Audit Alliance is headquartered in Singapore and is not subject to the determinations announced by the PCAOB on December 16, 2021. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of our PRC subsidiaries to fully cooperate with Audit Alliance’s audit without the approval of the Chinese authorities. In the event that it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities. In addition, on August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the CSRC and China’s Ministry of Finance. The SOP Agreement, together with two protocol agreements (collectively, “SOP Agreements”), governs inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. For more details, see “Risk Factors—Risks Related to Doing Business in China—The PRC operating entity must conduct its business activities substantially subject to PRC laws, regulations and administration. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease,” “Risk Factors—Risks Related to Doing Business in China—Changes, application and interpretation with respect to the applicable legal laws/regulations, and economic policies for our PRC subsidiaries, could result in a material change in our operations and/or the value of the securities we are registering for sale,” and “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be prohibited from trading in the United States under the HFCA ACT in the future if the PCAOB is unable to inspect or investigate completely of our auditor. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. For more details, see “Risk Factors—Risks Related to Doing Business in China—We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.” In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. For more details, see “Risk Factors—Risks Related to Doing Business in China—It is unclear whether we will be considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law and, depending on the determination of our PRC “resident enterprise” status, our global income may be subject to the 25% PRC enterprise income tax, which could materially and adversely affect our results of operations.”

SOS Limited is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC subsidiaries. As a result, although other means are available for us to obtain financing at the holding company level, SOS Limited’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries.

As a holding company registered in the Cayman Islands, we may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to SOS Limited. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require a foreign-invested enterprise to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprise’s registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by the PRC State Administration of Foreign Exchange (“SAFE”). These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected. We have also presented financial information to illustrate the consolidated cash flows for the years ended December 31, 2024 for (i) SOS Limited; (ii) China SOS Limited; (iii) Qingdao SOS Investment, one of our WFOEs; (iv) the VIE; (v) Subsidiaries outside China; and (vi) Subsidiaries inside China. The financial information of SOS Limited has been extracted from SOS Limited’s audited consolidated statements of cash flows for the year ended December 31, 2024 and the related notes, included elsewhere in this prospectus or incorporated by reference herein. For a detailed description of how cash is transferred through our organization, see “Prospectus Summary—Cash and Asset Flows through Our Organization.”

For the fiscal year ended December 31, 2024, SOS Limited transferred nil to its subsidiaries inside China and transferred $16,379,378 to its subsidiaries outside China. $2,460,000 was transferred from the subsidiary named Future Digital Trade Limited of SOS Limited to SOS Limited. Since January 1, 2025 and until the date of this prospectus, SOS Limited has transferred, as intercompany borrowing, an aggregate of nil to its subsidiaries outside China, and SOS Information Technology New York Inc. transferred $46,101,001.73 to SOS Limited. Other than the transfers mentioned above, as of the date of this prospectus, SOS Limited has not made any other transfers, dividends or distributions between the holding company, any of its subsidiaries or to investors.

We are also subject to restrictions and limitations on our ability to distribute earnings from our businesses, including subsidiaries, to our holding company and U.S. investors. Neither we nor any of our subsidiaries has obtained the approval from either the China Securities Regulatory Commission (the “CSRC”) or the Cyberspace Administration of China (the “CAC”) for any offering of our ADSs in the United States, and we do not intend to obtain the approval from either the CSRC or the CAC in connection with any such offering, since we do not believe, based upon advice of our PRC counsel, Hebei Changjun, that such approval is required for the time being. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC, may be required in connection with the listing and trading of our securities under PRC rules, regulations, or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval. As a result, both you and us fact uncertainty about future actions by the PRC government that could significantly affect our business, our listing on NYSE, financial condition and results of operations.”

The date of this reoffer prospectus is July 2, 2025

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We do not take responsibility for, and we do not provide any assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

THE COMPANY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision. Investors should note that SOS Limited, our ultimate Cayman Islands holding company, is not an operating company, and we conduct our operations in mainland China described in this prospectus primarily through our subsidiaries in mainland China, the VIEs, and their subsidiaries.

Overview

We began our credit analytics service provider business in 2001. We developed our proprietary, advanced technology over the past 18 years, during which our founders and management team advised many of China’s largest banks in analyzing consumer credit to issue over one hundred million credit cards to consumers. On April 28, 2017, our ADSs commenced trading on the NYSE under the symbol “XRF,” we later changed our trading symbol to “SOS.”

As of the date of this prospectus, our company is engaged in providing big data-driven marketing solutions, blockchain and cryptocurrency operations, and commodity trading. Our marketing solutions and commodity trading services are primarily delivered through our subsidiaries in China, while our cryptocurrency mining and hosting operations are managed by our subsidiaries in the U.S.

Furthermore, we have also established a data warehouse and see the increasing number of active customer overtime. Our data collection covers a wide variety of sources and are mainly from offline third-party purchases, online subscription, AI recognition and cold calls, which account for approximately 60%, 20% and 10% of our data inventory, respectively.

Our current product offerings encompass four main areas: commodity trading, insurance marketing, cryptocurrency mining, and other services. As of December 31, 2024, the revenue distribution among these areas was as follows: commodity trading (98.4%), insurance marketing (1.4%), and cryptocurrency (0.1%). Our cryptocurrency mining operations, which began in February 2021, have yielded an aggregate of 802.77 units of BTC and 2,949.79 units of ETH as of December 31, 2024, from our mining pools.

Company History and Structure

We were formed in Delaware on July 12, 2004 as China Risk Finance LLC. On August 18, 2015, we registered as an exempted company in the Cayman Islands by way of continuation, and changed our name to China Rapid Finance Limited. We began trading our ADSs on the NYSE under the symbol “XRF” on April 28, 2017.

On May 5, 2020, we entered into a set of agreements to acquire YBT, which controls SOS Information as a variable interest entity. The transaction was finalized on May 15, 2020, making us the sole owner of YBT and, by extension, its variable interest entity, SOS Information Technology Co., Ltd (“SOS Information”). This acquisition marked the beginning of our data mining and targeted marketing services business through SOS Information. On July 20, 2020, we changed our name to SOS Limited.

On August 3, 2020, we signed a share purchase agreement (the “Disposition SPA”) with Hantu (Hangzhou) Asset Management Co., Ltd. (the “Purchaser”). As per the Disposition SPA, the Purchaser agreed to purchase CRF China Holding Co. Limited, China Capital Financial LLC, CRF China Limited, CRF Technology LLC, and HML China LLC (collectively, the “XRF Subsidiaries”) for a cash consideration of $3.5 million. The transaction was closed on August 6, 2020, making the Purchaser the sole shareholder of the XRF Subsidiaries and assuming all assets and liabilities of all the subsidiaries and variable interest entities owned or controlled by the XRF Subsidiaries. As a result of this transaction, we ceased our legacy peer-to-peer lending business and shifted our focus to becoming a leading high-technology services business, offering services including marketing data, technology, and solutions for insurance companies and emergency rescue services in China. We also changed our trading symbol to “SOS.”

On May 14, 2020, Qingdao SOS Investment Management Co., Ltd. (“Qingdao SOS Investment”), Qingdao SOS Industrial Holding Co., Ltd. (“Qingdao SOS Industrial”), and Messrs. Yilin Wang, Weidong Feng, and Xianlong Wu, citizens of China and shareholders of Qingdao SOS Industrial, entered into a series of contractual arrangements, including Technical Consulting and Service Agreement, Equity Interest Purchase Option Agreement, Equity Pledge Agreement and Voting Rights Proxy and Financial Support Agreement, collectively, the “Qingdao SOS Investment VIE Agreements,” pursuant to which Qingdao SOS Investment has contractual rights to exercise control over the Qingdao SOS Industrial.

On November 2, 2022, pursuant to the terms of the Qingdao SOS Investment VIE Agreements, Qingdao SOS Investment, Qingdao SOS Industrial, and shareholders of Qingdao SOS Industrial unanimously agreed to terminate the Qingdao SOS Investment VIE Agreements. The termination of the VIE contractual arrangements were effective on November 2, 2022.

 On November 2, 2022, Qingdao S Investment Holding Limited (“Qingdao S Investment”), Qingdao SOS Industrial Holding Co., Ltd. (“Qingdao SOS Industrial”), and Messrs. Yilin Wang, Weidong Feng, and Xianlong Wu, citizens of China and shareholders of Qingdao SOS Industrial, entered into a series of contractual arrangements, including Equity Pledge Agreement, Exclusive Management Consultation and Business Cooperation Agreement, Exclusive Purchase Option Agreement and Power of Attorney, collectively, the “Qingdao S Investment VIE Agreements,” pursuant to which Qingdao S Investment has contractual rights to exercise control over the Qingdao S Industrial.

On November 2, 2022, the Company entered into the share purchase agreement with S International Holdings Limited and S International Group Limited, pursuant to which, S International Holdings Limited agreed to purchase S International in exchange for cash consideration of $17,000,000. Upon the closing of the transaction, S International Holdings Limited became the sole shareholder of S International and as a result, assume all assets and liabilities of all the subsidiaries and VIE entities owned or controlled by S International. S International owns 100% of the issued shares in S International Holdings Limited, which owns 100% of the issued shares in Qingdao S Investment. Qingdao S Investment controls Qingdao SOS Industrial, the former VIE, through a series of contractual agreements with the former VIE and the shareholders of the former VIE dated November 2, 2022. The former VIE owns 100% of the equity interests in each of SOS Information Technology Co., Ltd. and Qingdao SOS Digital Technologies Inc.

As of the date of this prospectus, the prior VIE structure has been unwound, and the financial results of the former VIE and its subsidiaries are no longer consolidated into the Company’s financial statements. Our current corporate structure does not contain any VIE in mainland China and neither we nor our subsidiaries have intentions of establishing any VIEs in mainland China in the future. None of the Company’s subsidiaries operate through VIE contracts as of the date of this prospectus.

The following diagram illustrates our corporate structure, including our principal subsidiaries as of the date of this prospectus:

SOS Organization Chart

SOS Limited (Cayman Islands)
100%
Yong Bao Two Limited (British Virgin Islands)
100%
SOS Emergency Rescue Limited (Wyoming)
100%
SOS RESCUE SERVICE LLC (Florida)
100%
FDW Limited (British Virgin Islands)
100%
SOS Information Technology New York, Inc. (New York)
100%
Future Digital Trade Limited (Hong Kong)
100%
Future Digital Trading Pte. Ltd (Singapore)
100%
China SOS Limited (Hong Kong)
S International Trading Co.,Limited(Hong Kong)
100%
FD LLC (US)
100%
Future Technology Global Limited (Hong Kong)
100%
Canada XX Exchange Limited (Canada)
100%
US XX Exchange Limited (US)
Offshor
PRC
100%
Qingdao SOS Investment Management Co., Ltd (PRC)
99%
50%
100%
Qingdao SOS Investment LLP (PRC)
50%
SOS International Trading Co.,Ltd(PRC)
99%
99%
100%
Common Prosperity Technology co., Ltd(PRC)
Xinxin Ranran International Trading Co., ltd(PRC)
Inner Mongolia SOS Insurance Agency Co.,Ltd.(PRC)
99%
99%
65%
99%
99%
30%
70%
Shuyun International trading Co., Ltd(PRC)
Weigou International Trading Co., Ltd(PRC)
Zhongjian Tianxia (Beijing) Investment Management Co., Ltd(PRC)
Qingdao Zhiyuan Digital Technology Co., Ltd(PRC)
SOS Auto Service Co., Ltd(PRC)
36%
ChexiaoerTechnology Co., Ltd(PRC)
Chexiaoer (Tianjin) Automobile Maintenance Co., Ltd (PRC)
Hebei Chexiaoer Technology Co., ldt(PRC)
70%

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Doing Business in China

●	The PRC government may intervene or influence our operations at any time, or may exert more control over the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as our PRC subsidiaries following the offering. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on the business, results of operations, financial condition, and the securities value of the Company and its subsidiaries, and could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	The permission or approval of, or filing to, the China Securities Regulatory Commission may be required in future offerings or financings, and, if required, we cannot predict whether we will be able to obtain such permission or approval, or timely clear the filing requirements. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	In light of recent events indicating greater oversight by the CAC, over data security, we are subject to a variety of laws and other obligations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on NYSE, financial condition and results of operations. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations and that the enforcement of laws and that rules and regulations in China can change quickly with little advance notice could materially adversely affect our business. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	The PRC operating entity must conduct its business activities substantially subject to PRC laws, regulations and administration. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	PRC regulations relating to investments in offshore companies by PRC residents may subject PRC-resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to it, or may otherwise adversely affect us. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	Governmental management of currency conversion may limit our ability to utilize our net revenue effectively and our ability to transfer cash between our PRC subsidiaries and us, across borders, and to investors and affect the value of your investment. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	Fluctuations in the value of the Renminbi may materially adversely affect your investment. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	Although the audit report included in this prospectus is prepared by an auditor who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as NYSE, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCA ACT, which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	We may fail to obtain, maintain and update licenses and permits necessary to conduct our operations in the PRC, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the VATS industry in the PRC. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	We may be required to obtain additional licenses in relation to our ongoing business operations and may be subject to penalties for failing to obtain certain licenses with respect to our past operations. See more detailed discussion of this risk factor on page 12 of this prospectus.

●	The reinforcement by China regulatory authority on supervision or law enforcement on offerings that are conducted overseas and/or foreign investment in China-based issuers, which could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline. See more detailed discussion of this risk factor on page 12 of this prospectus.

The Holding Foreign Companies Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCA ACT, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Our auditor, Audit Alliance, the independent registered public accounting firm that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to the PCAOB’s regular inspections. Audit Alliance is headquartered in Singapore and is not subject to the determinations announced by the PCAOB on December 16, 2021. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of our PRC subsidiaries to fully cooperate with Audit Alliance’s audit without the approval of the Chinese authorities. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause trading in our securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist our securities. See “Risk Factors—Risks Related to Doing Business in China—Although the audit report included in this prospectus is prepared by an auditor who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as NYSE, may determine to delist our securities. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act (“AHFCA ACT”), which reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.”

PRC Regulatory Matters

We conduct our business primarily through our PRC subsidiaries and a subsidiary in India. Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, our PRC subsidiaries and we have obtained all necessary licenses from the PRC government authorities that are required for our business operations under current PRC laws, regulations and rules, and such licenses, permits, and registrations have not been denied by any PRC government authorities. Additionally, as of the date of this prospectus, none of the Company or any our subsidiaries has been requested to, applied for, received or been denied approval from any Chinese authorities to list securities on the NYSE, nor received any inquiry, notice, warning or sanctions regarding this offering from the China Securities Regulatory Commission, or the CSRC, or any other Chinese regulatory authorities. We believe that we and our subsidiaries are not required to obtain permission from Chinese authorities to issue these securities to foreign investors based on the PRC laws, regulations and rules currently in effect.

CAC Approval

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulation”), which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (1) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (2) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (3) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (4) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data to overseas apply to CAC for security assessments if: (1) data processors provide important data to overseas parties; (2) critical information infrastructure operators and data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas parties since January 1 of the previous year, provide personal information to overseas parties; and (4) other scenarios required by the CAC to apply for security assessments are met. In addition, these measures require data processors to carry out self-assessments of risks of providing data to overseas parties before applying to the CAC for security assessments.

As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions regarding our corporate structure from the CSRC, CAC or any other PRC governmental agency. As advised by our PRC counsel, Hebei Changjun Law Firm, we are unlikely to be subject to cybersecurity review, because: (i) we have not received any notice from governmental agency to treat us as an operator of critical information infrastructure, and (ii) we have not received any notice from governmental agency to treat us as an online platform operator who possesses personal information of more than one million users. In addition, we currently do not have over one million users’ personal information and do not anticipate to collect over one million users’ personal information in the foreseeable future.

CSRC Filing

On February 17, 2023, the CSRC promulgated the Trial Measures, which took effect on March 31, 2023. The Trial Measures clarified and emphasized several aspects, which include but are not limited to: (1) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (2) exemptions from immediate filing requirements for issuers that a) have already been listed or registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, and b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, c) whose such overseas securities offering or listing shall be completed before September 30, 2023, provided however that such issuers shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list of types of issuers banned from listing or offering overseas, such as (a) issuers whose listing or offering overseas have been recognized by the State Council of the PRC as possible threats to national security, (b) issuers whose affiliates have been recently convicted of bribery and corruption, (c) issuers under ongoing criminal investigations, and (d) issuers under major disputes regarding equity ownership; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their shareholders between 1 and 10 million RMB for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation.

Under the currently effective PRC laws and regulations, we are required to make filings with the CSRC and should complete the filing within three working days after our offering of securities on the NYSE. In the opinion of our PRC legal counsel, Hebei Changjun Law Firm, the Selling Shareholders’ resale of the Resale Sales as described hereunder does not constitute a “subsequent offering” under the CSRC rules and hence we are not required to complete the filing procedures with CSRC for the Selling Shareholders’ resale. However, if we do not receive or maintain the permissions and approvals or complete the filing procedure in a timely manner under PRC laws and regulations, or we inadvertently conclude that such permissions, approvals or filings are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain permission and approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For more detailed information, see “Risk Factors—Risks Related to Doing Business in China—We may be required to obtain additional licenses in relation our ongoing business operations and may be subject to penalties for failing to obtain certain licenses with respect to our past operations,” “Risk Factors—Risks Related to Doing Business in China—The PRC operating entity must conduct its business activities substantially subject to PRC laws, regulations and administration. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease,” and “Risk Factors—Risks Related to Doing Business in China—The reinforcement by China regulatory authority on supervision or law enforcement on offerings that are conducted overseas and/or foreign investment in China-based issuers, which could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.”

Cash and Asset Flows through Our Organization

SOS Limited is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC subsidiaries. As a result, although other means are available for us to obtain financing at the holding company level, SOS Limited’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to SOS Limited. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to us. Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws also require a foreign-invested enterprise to set aside at least 10% of its after-tax profits as the statutory common reserve fund until the cumulative amount of the statutory common reserve fund reaches 50% or more of such enterprises’ registered capital, if any, to fund its statutory common reserves, which are not available for distribution as cash dividends. Remittance of dividends by a wholly foreign-owned enterprise out of mainland China is also subject to examination by the banks designated by the PRC State Administration of Foreign Exchange, or SAFE. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. To the extent cash in our business is in China or in an entity in mainland China, the funds may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations by the PRC government on our ability to transfer cash. As a result, our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business may be materially and adversely affected.

On November 2, 2022, the Company entered into the Disposition SPA with S International Holdings Limited, the “Purchaser, and S International Group Limited, a British Virgin Islands company, and the Company’s wholly owned subsidiary prior to the Disposition. Upon the closing of the transaction, the Company’s VIE structure has been disposed. As the VIE structure has been unwound, the financial results of the former VIE and its subsidiaries are no longer consolidated into the Company’s financial statements after the Closing Date. As of the date of this prospectus, our current corporate structure does not contain any VIE in mainland China and neither we nor our subsidiaries have intentions of establishing any VIEs in mainland China in the future. None of the Company’s subsidiaries operate through VIE contracts, as of the date of this prospectus.

For the fiscal year ended December 31, 2023, SOS Limited transferred nil to its subsidiaries inside China and transferred $16,379,378 to its subsidiaries outside China. $2,460,000 was transferred from the subsidiary named Future Digital Trade Limited of SOS Limited to SOS Limited. For the six months ended June 30, 2024, SOS Limited transferred $22,801,192 to its subsidiaries outside China named SOS Information Technology New York Inc. Since July 1, 2024 and until the date of this prospectus, SOS Limited has transferred, as intercompany borrowing, an aggregate of nil to its subsidiaries outside China, and SOS Information Technology New York Inc. transferred $811,448 to SOS Limited. Other than the transfers mentioned above, as of the date of this prospectus, SOS Limited has not made any other transfers, dividends or distributions between the holding company, any of its subsidiaries or to investors.

We are subject to restrictions on foreign exchange and our ability to transfer cash between entities, across borders, and to U.S. investors. We are also subject to restrictions and limitations on our ability to distribute earnings from our businesses, including subsidiaries, to our holding company and U.S. investors. Neither we nor any of our subsidiaries has obtained the approval from either the China Securities Regulatory Commission (the “CSRC”) or the Cyberspace Administration of China (the “CAC”) for any offering of our ADSs in the United States, and we do not intend to obtain the approval from either the CSRC or the CAC in connection with any such offering, since we do not believe, based upon advice of our PRC counsel, Hebei Changjun, that such approval is required for the time being. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the approval procedures and subject us to penalties for non-compliance. See “Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC, may be required in connection with the listing and trading of our securities under PRC rules, regulations, or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval. As a result, both you and us fact uncertainty about future actions by the PRC government that could significantly affect our business, our listing on NYSE, financial condition and results of operations.”

The following financial information has been prepared to illustrate the consolidated cash flows for the years ended December 31, 2023 for (i) SOS Limited; (ii) China SOS Limited; (iii) Qingdao SOS Investment, one of our WFOEs; (iv) the VIE; (v) Subsidiaries outside China; and (vi) Subsidiaries inside China. The financial information of SOS Limited has been extracted from SOS Limited’s audited consolidated statements of cash flows for the year ended December 31, 2023 and the related notes, included elsewhere in this prospectus or incorporated by reference herein.

SOS Limited (“SOS”) refers to the ultimate parent or the registrant, a Cayman Islands exempted company.

China SOS Limited (“China SOS”) is a Hong Kong corporation.

Qingdao SOS Investment Management Co., Ltd. (“Qingdao SOS Investment”), a PRC corporation., one of the Company’s WFOEs.

Qingdao SOS Industrial Holding Co., Ltd., the former VIE, a PRC corporation.

Subsidiaries outside China include Yong Bao Two Ltd. (“YBT,” a British Virgin Islands company), FDW Limited (“FDW,” a British Virgin Islands company), SOS Information Technology New York Inc.(“SOSNY,” a New York corporation), FD LLC (“FD,” a Nevada corporation), Future Technology Global Limited (“FTHK,” a Hong Kong corporation), Canada XX Exchange Ltd.(“CXXE,” a Canada corporation) and US XX Exchange Ltd. (“USXXE,” a Colorado corporation), SOS Emergency Rescue Limited (Wyoming) (“SOSER”, a Wyoming corporation), SOS Rescue Service LLC (Florida) (“SOSRS”, a Florida corporation”), Future Digital Trade Limited, (“FDTL”, a Hong Kong corporation), Future Digital Trading Pte Ltd, (“FDTP”, A Singapore corporation).

Subsidiaries inside China refers to the former VIE’s subsidiaries, including Inner Mongolia SOS Insurance Agency Co., Ltd (“IMSOS”); and directly owned subsidiaries including SOS International Trading Co., Ltd (“SOSINT”), Qingdao SOS Investment LLP (“SOSIL”), Qingdao SOS Digital Technologies Ltd. (“SOSDT”), Common Prosperity Technology Co., Ltd. (“SOSCP”), SOS Ronghe Digital Technology Co., Ltd. (“SOSRD”), Weigou International Trading Co., Ltd (“SOSWI”), Shuyun International Trading Co., Ltd (“SOSSI”), SOS Auto Service Co., Ltd. (“SOSAS”), Chexiaoer Technology Co., Ltd (“SOSCX”) and Hebei S Cloud Enterprise Management Co., Ltd.

As of December 31, 2023 and 2022, the former VIE and Subsidiaries inside China accounted for an aggregate of 37.8% and 45.1%, respectively, of consolidated total assets, 27.7% and 74.3% respectively, of consolidated total liabilities, and 77.0% and 98.3%, respectively, of consolidated total net revenues.

Condensed consolidated statement of cash flow

(US$ thousands, except share data and per share data, or otherwise noted)

	31-Dec-24
					Subsidiaries	Subsidiaries	Consolidation	Consolidation	SOS Ltd.
	SOS Ltd.	China SOS Ltd.	WFOE	VIE	Outside China	inside China	Adjustments (a)	Adjustments (b)	Consolidated total
	US$	US$	US$	US$	US$	US$	US$	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	(10,451)	(1,951)	(10)	-	715	(1,908)	-		(13,605)
Net (loss) from discontinued operation						1			1
Net loss from continuing operation	(10,451)	(1,951)	(10)	-	715	(1,909)			(13,606)
Adjustments to reconcile net income net cash used in operating activities:									-
Depreciation of property, plant and equipment		-			-	10,904			10,904
Depreciation of ROU					377				377
Accretion of finance leases					6				6
Share-based compensation	7,735								7,735
Allowance for doubtful accounts - accounts receivable						196			196
Allowance for doubtful accounts - other receivable	-				-	-1,044			(1,044)
Impairment of cryptocurrencies					781				781
Impairment of Mining Equipment					0				-
Inventory mark down						2,571			2,571
Loss on acquisition									-
Income from disposal of discoutinued opeations	-								-
Inventory					(256)	(5,027)			(5,283)
Changes in operating assets and liabilities
Accounts receivable	-					(2,017)			(2,017)
Trading Financial Assets						-			-
Other receivables	1,245	(483)			2,970	(72,999)			(69,267)
Inter-company account	1,909	2,875	(24)		3,019	(7,779)
Amount due from related parties		-			-	29,745			29,745
Intangible assets		-			(9,258)				(9,258)
Accrued liabilities						6,306			6,306
Tax payables						(452)			(452)
Accounts payable		-	-		(24,327)	98			(24,229)
Other payables	1,000	-	-		(5,701)	9,053	-		4,352
Amount due to related parties	(1,000)		-		-	1			(999)
Contract liabilities						-			-
Lease liability					-377				(377)
Net Cash used in Operating Activities - Continuing Operations	438	441	(34)	-	(32,051)	(32,353)	-	-	(63,559)
Net Cash generated from Operating Activities - Discontinued Operations						1			1
Net cash generated from/(used in) operating activities	438	441	(34)	-	(32,051)	(32,352)	-	-	(63,558)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and equipment		-			-				-
Investment in equity									-
Proceed from disposals of discontiuned operations	-
Net cash (used in) generated from investing activities	-	-	-	-	-	-		-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from share issuance, net of issuance costs	-						-	-	-
Proceed from private equity placement, net of issuance costs		-	-						-
Repayment of principle portion of lease liabilities					-288				(288)
Proceeds from share issuance, net of issuance costs					24,838				24,838
Proceeds from disposal of subsidiaries	-								-
Net cash generated from (used in) financing activities	-	-	-	-	24,550	-	-	-	24,550
									-
EFFECT OF EXCHANGE RATES ON CASH	-					(2,685)			(2,685)

Net increase/(decrease), effect of exchange rate changes on cash and cash equivalent	438	441	(34)	-	(7,397)	(35,141)		-	(41,693)
CASH AND CASH EQUIVALENTTS, beginning of year	19,447	156,811	859	-	54,990	47,070			279,177
CASH AND CASH EQUIVALENTTS, end of year	19,885	157,252	825	-	47,593	11,929		-	237,484

During the year of 2023, the Company completed one round of registered direct offerings on March 31, 2022, raising $18.5 million in net proceeds.

Roll-forward of “Investment in Subsidiaries of the former VIE”

US$“000”
Balance at January 1, 2019	(128)
Equity earnings of WOFE
Equity in earnings of VIE	1,470
Equity in earnings of VIE’s subsidiaries	-
Dividend distributed to shareholders	-
Share-based compensation	-
Foreign currency translation	(16)
Balance at December 31, 2019	1,326
Equity earnings of WOFE	(3)
Equity in earnings of VIE	12,425
Equity in earnings of VIE’s subsidiaries	(8,121)
Dividend distributed to shareholders	-
Acquisition of China Rapid Finance	10,661
Issuance of Class A Ordinary Shares and warrant	42,022
Share-based compensation	951
Foreign currency translation	874
Balance at December 31, 2020	60,135
Issuance of Class A Ordinary Shares and warrant	585,849
Equity in earnings of WOFE	(12)
Equity in earnings of VIE	1,157
Equity in earnings of VIE’s subsidiaries	(165,860)
Dividend distributed to shareholders	-
Share-based compensation	33,153
Foreign currency translation	3,392
Balance at December 31, 2021	517,814
Issuance of Class A Ordinary Shares and warrant	18,463
Equity in earnings of WOFE	(10,284)
Equity in earnings of VIE
Equity in earnings of VIE’s subsidiaries	(277,443)
Dividend distributed to shareholders
Share-based compensation	14,714
Foreign currency translation	(27,497)
Balance at December 31, 2022	235,767
Issuance of Class A Ordinary Shares and warrant	17,884
Equity in earnings of WOFE	(11,311)
Equity in earnings of VIE	-
Equity in earnings of VIE’s subsidiaries	32,933
Dividend distributed to shareholders	-
Share-based compensation	7,264
Foreign currency translation	(5,112)
Balance at December 31, 2023	277,425
Issuance of Class A Ordinary Shares and warrant	24,838
Equity in earnings of WOFE	(20,255)
Equity in earnings of VIE	-
Equity in earnings of VIE’s subsidiaries	(26,723)
Share-based compensation	17,540
Foreign currency translation	(3,047)
Balance at December 31, 2024	269,778

Recent Developments

March 2025 Private Placement

On March 19, 2025, the Company entered into certain securities purchase agreement (the “SPA”) with certain ““non-U.S. Persons” (the “Purchasers”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell an aggregate of 222,337,500 units (the “Units”), each Unit consisting of one Class A Ordinary Share of the Company, par value $0.005 per share (“Share”) and one warrant to purchase three Shares (“Warrant”) with an initial exercise price of $0.0398 per Share, or approximately $5.97 per American depositary share of the Company (“ADS”), at a price of $0.034666 per Unit, or approximately $5.2 per ADS unit, for an aggregate purchase price of approximately $7.7 million (the “Offering”). The Offering closed on April 9, 2025.

2024 Change in ADS Ratio

Effective November 19, 2024, the Company changed the ratio of its ADS to Class A ordinary shares from one (1) ADS representing ten (10) Class A ordinary shares to one (1) ADS representing one hundred and fifty (150) Class A ordinary shares (the “ADS Ratio Change”). For the Company’s ADS holders, the ADS Ratio Change will have the same effect as a one-for-fifteen reverse share split.

Increase in Share Capital

The Company held its 2024 annual general meeting of shareholders on August 15, 2024, pursuant to which the Company approved the increase of the Company’s authorized share capital, from US$1,200,000 divided into 240,000,000 ordinary shares of par value of US$0.005 each, comprising of 196,000,000 Class A Ordinary Shares of a par value of US$0.005 each (“Class A Ordinary Shares”) and 44,000,000 Class B Ordinary Shares of a par value of US$0.005 each (“Class B Ordinary Shares”), to US$50,000,000 divided into 10,000,000,000 ordinary shares of par value of US$0.005 each (which shall rank pari passu in all respects with the existing Class B Ordinary Shares), comprising of 9,000,000,000 Class A Ordinary Shares of a par value of US$0.005 each and 1,000,000,000 Class B Ordinary Shares of a par value of US$0.005 each.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE Stock Market Rules. See “Risk Factors—Risks Related to Our ADSs and Trading Market—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.”

Corporate Information

Our principal executive office is located at Building 6, East Seaview Park, 298 Haijing Road, Yinzhu Street, West Coast New District, Qingdao City, Shandong Province, People’s Republic of China 266400. Our telephone number is +86-532-86617117. We maintain a website at http://www.sosyun.com/ that contains information about our Company, and we make available free of charge through our website our annual report on Form 20-F, current reports on Form 6-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	the continued growth of the automotive industry in mainland China;

●	the impact of the COVID-19 pandemic on the PRC economy and our operations and financial performance;

●	our ability to manage the expansion of our business and implement our business strategies;

●	our ability to maintain and develop favorable relationships with industry customers;

●	our ability to attract and retain automobile consumers;

●	our ability to compete effectively; and

●	relevant government policies and regulations relating to our industry.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the automotive industry in mainland China, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

RISK FACTORS

Investing in the securities involves risk. You should carefully consider the risk factors and uncertainties described in this section and under the heading “Item 3. Key Information—D. Risk Factors” in the Form 20-F for the fiscal year ended December 31, 2024 (the “2024 20-F”), which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of the securities to decline. You could lose all or part of your investment.

Risks Related to Doing Business in China

Uncertainties with respect to the PRC legal system could have a material adverse on us and the VIEs.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections of interest relating to foreign investments in mainland China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit the available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we and the VIEs may enjoy in the PRC than under some more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our and the VIEs’ ability to enforce our and their contractual or tort rights, respectively. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us or the VIEs. Such uncertainties may therefore increase our and the VIEs’ operating expenses and costs, and materially and adversely affect our and the VIEs’ business and results of operations.

The PRC government may exert, at any time, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Any such actions by the Chinese government, including any decision to intervene or influence the operations of our subsidiaries in mainland China or the VIEs or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our subsidiaries in mainland China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The ability of our subsidiaries and the VIEs to operate in mainland China may be impaired by changes in its laws and regulations, including those relating to value-added telecommunications service industry, taxation, foreign investment limitations, and other matters.

The PRC government may exert, at any time, substantial intervention and influence over the manner of our operations, and the rules and regulations to which we are subject, including the ways they are enforced, may change rapidly and with little advance notice to us or our shareholders. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, and adopting new measures to extend the scope of cybersecurity reviews and new laws and regulations relating to data security. The PRC government may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our subsidiaries in mainland China and the VIEs’ compliance with such regulations or interpretations. As such, our subsidiaries in mainland China and the VIEs may be subject to various government actions and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to maintain our listing status on U.S. exchanges in the future, and even when such permission is obtained, whether it will be later denied or rescinded. On December 24, 2021, the CSRC issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (collectively, the “Draft Overseas Listing Regulations”), which propose to require companies in mainland China and their overseas special purpose vehicles that seek to offer and list in overseas markets to file with the CSRC and meet compliance rules for their listing. As advised by our PRC counsel, under existing applicable PRC laws, regulations and regulatory rules, our company, our WFOEs, the VIEs and their subsidiaries, are not required to obtain permission from the CSRC in connection with any such offering. In addition, none of them has received any notice of denial of permission to list on a U.S. exchange from any Chinese authorities. However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does. If the CSRC or any other PRC regulatory body subsequently determines that we need to file with the CSRC or obtain the CSRC’s approval to maintain our listing status on U.S. exchanges or for the offering of securities by us under this prospectus or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules that would require us to file with or obtain approvals of the CSRC or other governmental bodies for any such listing status or offering, we may face adverse actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of the ADSs.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of our subsidiaries in mainland China or the VIEs at any time, or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our subsidiaries in mainland China or the VIEs, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless. We or the VIEs have not received any inquiry, notice, warning, or sanctions regarding our corporate structure, contractual arrangements, the VIEs’ operations and the offering that we may make under this prospectus from the CSRC, CAC or any other PRC government authorities.

The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with an offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, include, among other things, provisions that purport to require that an offshore special purpose vehicle, formed for the purpose of an overseas listing of securities through acquisitions of domestic enterprises in mainland China or assets and controlled by enterprises or individuals in mainland China, to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC laws, the CSRC published on its official website relevant guidance regarding its approval of the listing and trading of special purpose vehicles’ securities on overseas stock exchanges, including a list of application materials. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. We completed our initial public offering on November 23, 2018. If the CSRC approval is required for any of the subsequent offshore offering or to maintain our offshore listing status on U.S. exchanges, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained, may subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. These opinions and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance to act upon and the interpretation thereof remain unclear at this time. We cannot assure that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. On December 24, 2021, the CSRC issued the Draft Overseas Listing Regulations, which propose to establish a new filing-based regime to regulate overseas offerings and listings by domestic companies. Specifically, an overseas offering and listing by a company in mainland China, whether directly or indirectly, an initial or follow-on offering, must be filed with the CSRC. The examination and determination of an indirect offering and listing will be conducted on a substance-over-form basis, and an offering and listing shall be deemed as an indirect overseas offering and listing of a company in mainland China if the issuer meets the following conditions: (1) any of the operating income, gross profit, total assets, or net assets of the enterprise in mainland China in the most recent fiscal year was more than 50% of the relevant line item in the issuer’s audited consolidated financial statement for that year; and (2) senior management personnel responsible for business operations and management are mostly citizens of mainland China or have domicile in mainland China, and the principal place of business is in mainland China or main business activities are carried out in mainland China. The issuer or its affiliated entity in mainland China, as the case may be, shall file with the CSRC for its initial public offering, follow-on offering and other equivalent offering activities. Particularly, the issuer shall submit the filing with respect to its initial public offering and listing within three business days after its initial filing of the listing application, and submit the filing with respect to its follow-on offering within three business days after the completion of the follow-on offering. Failure to comply with the filing requirements may result in fines to the relevant companies in mainland China, suspension of their businesses, revocation of their business licenses and operation permits and fines on the controlling shareholder and other responsible persons. The Draft Overseas Listing Regulations also set forth certain regulatory red lines for overseas offerings and listings by enterprises in mainland China.

There are substantial uncertainties as to whether these draft measures to regulate direct or indirect overseas offering and listing would be further amended or updated, their enactment timetable and final content. In a Q&A released on CSRC’s official website on December 24, 2021, the respondent CSRC official indicated that the proposed new filing requirement will start with new issuers and listed companies seeking follow-on financing and other financing activities. As for the filings for other listed companies, the regulator will grant adequate transition period and apply separate arrangements. The Q&A also pointed out that, if compliant with relevant PRC laws and regulations, companies with compliant VIE structure may seek overseas listing after completion of the CSRC filings. Nevertheless, the Q&A did not specify what would qualify as a “compliant VIE structure” and what relevant PRC laws and regulations are required to be complied with. As advised by our PRC counsel, under existing applicable PRC laws, regulations and regulatory rules, our company, our WFOEs, the VIEs and their subsidiaries, are not required to obtain permission from the CSRC in connection with any such offering. In addition, none of them has received any notice of denial of permission to list on a U.S. exchange from any Chinese authorities. However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does. Given the substantial uncertainties surrounding the latest CSRC filing requirements at this stage, we cannot assure you that, if ever required, we would be able to complete the filings and fully comply with the relevant new rules on a timely basis, or at all.

On December 27, 2021, the NDRC and MOFCOM jointly issued the Negative List (2021 Version), which became effective on January 1, 2022. Pursuant to the Negative List (2021 Version), if a company in mainland China engaging in the prohibited business stipulated in the Negative List (2021 Version) seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. The foreign investors of the issuer shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. As the 2021 Negative List is relatively new, there remain substantial uncertainties as to the interpretation and implementation of these new requirements, and it is unclear as to whether and to what extent listed companies like us will be subject to these new requirements. If we are required to comply with these requirements and fail to do so on a timely basis, if at all, our business operation, financial condition and business prospect may be adversely and materially affected.

On April 2, 2022, the CSRC published the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (Draft for Comments) (the “Draft Provisions on Confidentiality and Archives Administration”), which was open for public comments until April 17, 2022. The Draft Provisions on Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. Where the domestic entities provide with or publicly disclose documents, materials or other items related to the state secrets and government work secrets to the relevant securities companies, securities service institutions, overseas regulatory authorities, or other entities or individuals, the companies shall apply for approval of competent departments with the authority of examination and approval in accordance with law and report the matter to the secrecy administrative departments at the same level for record filing. Where there is unclear or controversial whether or not the concerned materials are related to state secrets, the materials shall be reported to the relevant secrecy administrative departments for determination. However, the Draft Provisions on Confidentiality and Archives Administration have not yet been settled or become effective, and there remain uncertainties regarding the further interpretation and implementation of the Draft Provisions on Confidentiality and Archives Administration.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval and filing from the CSRC or other regulatory authorities or other procedures, including the cybersecurity review under the Measures for Cybersecurity Review and the annual data security review under the Administrative Measures for Internet Data Security (Draft for Comments), are required for our offshore offerings, it is uncertain whether we can or how long it will take us to obtain such approval or complete such filing procedures and any such approval or filing could be rescinded or rejected. For details, see “— Failure to comply with governmental regulations and other legal obligations concerning data protection and cybersecurity may materially and adversely affect our business.” As of the date of this prospectus, we have not received any inquiry or notice or any objection to this offering from the CSRC, the CAC or any other PRC governmental authorities that have jurisdiction over our operations. However, given the current regulatory environment in mainland China, there remains uncertainty regarding the interpretation and enforcement of PRC laws, which can change quickly with little notice in advance and subject to any future actions within the discretion of PRC authorities. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, may subject us to sanctions by the CSRC or other PRC regulatory authorities, which could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of our listed securities. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for our prior offshore offerings, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

Failure to comply with governmental regulations and other legal obligations concerning data protection and cybersecurity may materially and adversely affect our business.

We and the VIEs are subject to PRC laws and regulations governing the collecting, storing, sharing, using, processing, disclosure and protection of data on the internet and mobile platforms as well as cybersecurity. The PRC regulators, including the MIIT and the CAC, have been increasingly focused on regulation in the areas of cybersecurity and data protection and governmental authorities have enacted a series of laws and regulations to enhance the protection of privacy and data, which require certain authorization or consent from users prior to collection, use or disclosure of their personal data and also protection of the security of the personal data of such users. The MIIT issued the Order for the Protection of Telecommunications and Internet User Personal Information on July 16, 2013, requiring internet service providers to establish and publish protocols relating to the collection or use of personal information, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Institutions and their employees are prohibited from selling or otherwise illegally disclosing a person’s personal information obtained during the course of performing duties or providing services. Pursuant to the PRC Cybersecurity Law, effective on June 1, 2017, network operators are required to fulfill certain obligations to safeguard cyber security and enhance network information management. See “Item 4. Information on the Company — B. Business Overview — Regulations — Regulations relating to internet information security and privacy protection” of the 2023 Form 20-F.

Moreover, existing PRC privacy, cybersecurity and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy, cybersecurity and data protection-related matters. These developments could adversely affect our and the VIEs’ business, operating results and financial condition. Any failure or perceived failure by us or the VIEs to comply with new or existing PRC privacy, cybersecurity or data protection laws, regulations, policies, industry standards or legal obligations, or any systems failure or security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other data relating to customers or individuals may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, fines and penalties, adverse publicity or potential loss of business. For example, on June 10, 2021, the Standing Committee of the National People’s Congress (the “Standing Committee of the NPC”), promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law provides for data security obligations on entities and individuals carrying out data activities. The PRC Data Security Law also introduces a national security review procedure for those data activities which may affect national security and imposes export restrictions on certain data information. Furthermore, along with the promulgation of the Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law, overseas-listed China-based companies are experiencing a heightened scrutiny over their compliance with laws and regulations regarding data security, cross-border data flow and management of confidential information from PRC regulatory authorities.

On August 20, 2021, the Standing Committee of the NPC issued the Personal Information Protection Law, which has been effective from November 1, 2021 and reiterates the circumstances under which a personal information processor could process personal information and the requirements for such circumstances. The Personal Information Protection Law clarifies the scope of application, the definition of personal information and sensitive personal information, the legal basis of personal information processing and the basic requirements of notice and consent.

On October 29, 2021, the CAC publicly solicited opinions on the Measures for the Security Assessment of Data Cross-border Transfer (Draft for Comments), which requires that any data processor who provides to an overseas recipient important data collected and generated during operations within the territory of the PRC or personal information that should be subject to security assessment shall conduct security assessment. The Measures for the Security Assessment of Data Cross-border Transfer was adopted on July 7, 2022 and will take effect on September 1, 2022.

On November 14, 2021, the CAC publicly solicited opinions on the Administrative Measures for Internet Data Security (Draft for Comments) (the “Draft Measures for Internet Data Security”), which requires that data processors processing “important data” or listed overseas shall conduct an annual data security assessment by itself or commission a data security service provider to do so and submit the assessment report for the preceding year to the municipal cybersecurity department by the end of January each year. As of the date of this prospectus, the Draft Measures for Internet Data Security has not been formally adopted. However, if the Draft Measures for Internet Data Security were to be enacted in the current form, we, as an overseas listed company, will be required to conduct an annual data security review and comply with the relevant reporting obligations. Furthermore, according to the Draft Measures for Internet Data Security, data processors shall, in accordance with relevant state provisions, apply for cyber security review when carrying out the following activities: (1) the merger, reorganization or separation of internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests, which affects or may affect national security, (2) data processors that handle the personal information of more than one million people intends to be listed abroad, (3) the data processor intends to be listed in Hong Kong, which affects or may affect national security, and (4) other data processing activities that affect or may affect national security. It remains uncertain whether the requirement of cybersecurity review applies to follow-on offerings by an overseas-listed online platform operator that possesses personal data of more than one million users. We completed our initial public offering on November 23, 2018, and the ADSs have been listed on Nasdaq Capital Market since November 2018. Considering the substantial uncertainties existing with respect to the enactment timetable, final content, interpretation and implementation of the Draft Measures for Internet Data Security, in particular with respect to the explanation or interpretation for “affects or may affect national security,” there remain uncertainties as to whether our data processing activities may be deemed to affect national security, thus subjecting us to a cybersecurity review. As of the date of this prospectus, we have not received any formal notice from any cybersecurity regulator that we shall be subject to a cybersecurity review.

On December 28, 2021, the CAC and 12 other government authorities published the Measures for Cybersecurity Review, which took effect on February 15, 2022. The Measures for Cybersecurity Review provides that certain operators of critical information infrastructure purchasing internet products and services or network platform operators carrying out data processing activities, which affect or may affect national security, must apply with the Cybersecurity Review Office for a cybersecurity review. On July 30, 2021, the State Council promulgated the Regulations on Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to the Regulations on Protection of Critical Information Infrastructure, critical information infrastructure shall mean any important network facilities or information systems of an important industry or field, such as public communication and information service, energy, communications, water conservation, finance, public services, e-government affairs and national defense science, and any other important network facilities or information system which may endanger national security, people’s livelihoods and public interest in the event of damage, function loss or data leakage. In addition, relevant administrative departments of each critical industry and sector, shall be responsible to formulate eligibility criteria and determine the critical information infrastructure operator in the respective industry or sector. The operators shall be informed about the final determination as to whether they are categorized as critical information infrastructure operators. As of the date of this prospectus, the exact scope of “critical information infrastructure operators” under the current regulatory regime remains unclear, and we have not been informed that we are identified as a critical information infrastructure operator by any governmental authorities. Furthermore, since the Measures for Cybersecurity Review is relatively new and the determination of “affecting national security” are subject to further explanations and interpretations, there remain uncertainties as to whether our data processing activities may be deemed to affect national security and whether we would be required to apply for a cybersecurity review. In light of such uncertainties in relation to the interpretations and implementation of Measures for Cybersecurity Review, we cannot predict the impact of the Measures for Cybersecurity Review and will continue to closely monitor and assess the statutory developments in this regard. If we are identified as an operator of “critical information infrastructure,” we would be required to fulfill various obligations as required under PRC cybersecurity laws and other applicable laws for such operators of “critical information infrastructure,” and we may be subject to cybersecurity review procedure before making certain purchases of network products and services, which could lead to adverse impacts on our business and a diversion of time and attention of our management and our other resources. Furthermore, there can be no assurance that we will obtain the clearance or approval for these applications from the Cybersecurity Review Office and the relevant regulatory authorities in a timely manner, or at all. If we are found to be in violation of cybersecurity requirements of the PRC, the relevant governmental authorities may conduct investigations, levy fines, or require us to change our business practices in a manner materially adverse to our business. Any of these actions may disrupt our operations and adversely affect our business, results of operations and financial condition. Currently, the cybersecurity laws and regulations in force have not directly affected our business and operations, but in anticipation of the strengthened implementation of cybersecurity laws and regulations and the expansion of our business, we face potential risks if we are deemed as a CIIO under the Cybersecurity Law. In such case, we must fulfill certain obligations as required under the Cybersecurity Law and other applicable laws, including, among others, storing personal information and important data collected and produced within the PRC territory during our operations in mainland China, which we are already doing in our business, and we may be subject to review when purchasing internet products and services. As the Measures for Cybersecurity Review took effect in February 2022, we may be subject to review when conducting data processing activities, and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices in data processing. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect. Based on the foregoing, we and our PRC legal counsel do not expect that, as of the date of this prospectus, the applicable PRC laws on cybersecurity currently in effect would have a material adverse impact on our business.

Complying with these obligations concerning data protection and cybersecurity could cause us to incur substantial costs. As the interpretation and application of cybersecurity laws, regulations and standards of the PRC are still uncertain and evolving, we may be required to make further adjustments to our and the VIEs’ business practices to comply with the enacted form of the laws, which may increase our compliance cost and adversely affect our business performance. We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the PRC, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business.

Moreover, we may not disclose any personal data or information, unless required by the competent PRC authorities through certain procedures required by the laws, for the purpose of, among others, safeguarding the national security, investigating crimes, investigating infringement of information network communications rights, or cooperating with the supervision and inspection of telecommunications regulatory authorities. Failure to comply with these requirements could subject us to fines and penalties.

Trading in our securities on any U.S. stock exchange and the U.S. over the counter market may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities, and our securities may be prohibited from being traded over the counter.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.

Our current auditor, Audit Alliance LLP (“Audit Alliance”), the independent registered public accounting firm that issues the audit report included in the 2023 Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Audit Alliance is headquartered in Singapore, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 2021. Our ability to retain an auditor subject to PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. Audit Alliance’s audit working papers are kept in Singapore.

Whether the PCAOB will be able to conduct inspections of our auditor, including but not limited to inspection of the audit working papers related to us, in the future is subject to substantial uncertainty and depends on a number of factors out of our, and our auditor’s, control. If our shares and ADSs are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

There are difficulties in bringing actions and enforcing foreign judgments in China against us, our management or our assets.

We are incorporated in the Cayman Islands, but most of our, our subsidiaries’ and the VIEs’ operations are conducted in mainland China and most of our, our subsidiaries’ and the VIEs’ assets are located in mainland China. In addition, most of our directors and officers are nationals and/or residents of the PRC, and all or a substantial portion of their assets are located in mainland China. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights or have a claim against us, either under United States federal or state securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not allow you to enforce a judgment against our assets or the assets of our directors and officers.

It may also be difficult for our shareholders to effect service of process upon us or those persons in mainland China. As advised by our PRC legal counsel, China currently does not have treaties providing for the reciprocal recognition and enforcement of court judgments with the Cayman Islands, United States and many other countries and regions. Therefore, with respect to matters that are not subject to a binding arbitration provision, it may be difficult or impossible to recognize and enforce judgments of any of those non-PRC jurisdictions in a China court.

Our Hong Kong subsidiary could become subject to more influence and/or control of the PRC government if the Hong Kong legal system becomes more integrated into the PRC legal system.

Hong Kong is currently a separate jurisdiction from mainland China. The national laws and regulations of the PRC, including but not limited to the Measures for Cybersecurity Review and other PRC regulations, are not applicable in Hong Kong, except for those listed in the Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”). However, such list of national laws and regulations that are applicable in Hong Kong can be expanded by amendment to the Basic Law. There is no assurance that (1) the Basic Law will not be further amended to appl more PRC laws and regulations in Hong Kong, or (2) the PRC and/or Hong Kong government will not take other actions to promote the integration of Hong Kong legal system into the PRC legal system. Our Hong Kong subsidiary could be subject to more influence and/or control of the PRC government or even direct oversight or intervention thereof if the Hong Kong legal system becomes more integrated into the PRC legal system. We cannot assure you that our Hong Kong subsidiary will not be exposed to the similar regulatory and/or policy risks and uncertainties faced by our subsidiaries in mainland China in the future.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the account of the Selling Stockholder. We will not receive any of the proceeds from any sale of shares by the Selling Stockholder.

SELLING STOCKHOLDER

The Shares being registered by this prospectus consists of 58,656 Ordinary Shares held by the Selling Stockholder as of the date of this reoffer prospectus and issued to the Selling Stockholder pursuant to an award agreement by and between the Company and the Selling Stockholder. The award was granted to the Selling Stockholder as compensation to the Selling Stockholder as a Director of the Company’s board of directors.

We are registering these Shares to permit the Selling Stockholder to resell these Shares when he deems appropriate. The Selling Stockholder may resell all, a portion, or none of the Shares, at any time and from time to time following vesting and settlement of the restricted stock units. The Selling Stockholder may also sell, transfer or otherwise dispose of some or all of the Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We do not know when or in what amounts the Selling Stockholder may offer the Shares for sale under this prospectus. The following table sets forth: (i) the number and percentage of shares of our Ordinary Shares that the Selling Stockholder beneficially owned as of June 18, 2025 prior to the offering for resale of the shares under this prospectus; (ii) the number of shares of our Ordinary Shares that may be offered for resale for the account of the Selling Stockholder under this prospectus; and (iii) the number and percentage of shares of our Ordinary Shares to be beneficially owned by the Selling Stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Stockholder).

Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being	Number of Shares Beneficially Owned After the Offering (1)
Number	Percent	Offered	Number	Percent
58,656	*	58,656	0	*

*	Less than 1%

(1)	Assumes that all of the Shares held by the Selling Stockholder and being offered under this prospectus are sold, and that the Selling Stockholder will not acquire additional common shares before the completion of this offering.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Stockholder to offer for sale and sell all or a portion of his shares acquired in connection with the provision of services to the Company. The Selling Stockholder may sell the Shares registered pursuant to this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholder can presently estimate the amount of this compensation.

The Ordinary Shares offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on any national securities exchange on which the Company’s Ordinary Shares may be then-listed.

The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of the Shares less discounts and commissions, if any. The Selling Stockholder reserve the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents. We will not receive any of the proceeds from a sale of the Shares by the Selling Stockholder.

The Selling Stockholder and any broker-dealers or agents that participate in the sale of the Shares may be deemed to be “underwriters” under the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” under the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The Shares to be offered or resold by means of this reoffer prospectus by the Selling Stockholder may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act; provided, however, that such limitation will no longer be applicable when the Company satisfies the registrant requirements for use of Form F-3. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

There can be no assurance that the Selling Stockholder will sell any or all of the securities offered by him hereby.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Hebei Changjun Law Firm. Hunter Taubman Fischer & Li LLC may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Hebei Changjun Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of our company as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024 incoporated by reference in this prospectus have been so included in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of Audit Alliance LLP is located at 20 Maxwell Road, Singapore 069113.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information regarding its public facilities. Our Commission filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the internet website maintained by the Commission at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement until the end of any offerings under this prospectus:

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)	The Registrant’s latest annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on May 15, 2025 (File No. 001-38051) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s reports on Form 6-K furnished to the Commission on March 19, 2025 and April 11, 2025; and

(c)	The description of the Registrant’s Class A Ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38051) filed with the Commission on April 4, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all other documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

We are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

This prospectus is part of a registration statement on Form S-8 filed with the Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about the Company and our Ordinary Shares.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

SOS Limited
Building 6, East Seaview Park, 298 Haijing Road, Yinzhu Street

West Coast New District, Qingdao City, Shandong Province 266400

People’s Republic of China

+86-532-86617117

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information*

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates in this Registration Statement:

(a)	The Registrant’s latest annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on May 15, 2025 (File No. 001-38051) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s reports on Form 6-K furnished to the Commission on March 19, 2025 and April 11, 2025; and

(c)	The description of the Registrant’s Class A Ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38051) filed with the Commission on April 4, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

In addition, this Registration Statement will incorporate by reference all other documents subsequently filed by the Registrant under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates the Registrant files them. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Sixth Amended and Restated Memorandum and Articles of Association provide for indemnification of each of the Registrant’s officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of his or her own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake or judgement) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreement, which was filed as Exhibit 10.6 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-217064), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being such a director or officer.

The form of underwriting agreement, which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (Registration No. 333-217064), also provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Qingdao, People’s Republic of China, on July 2, 2025.

SOS Limited

By:	/s/ Yandai Wang
Name:	Yandai Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Yandai Wang his true and lawful attorney-in-fact and agent, each acting alone, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yandai Wang	Executive Chairman and Chief Executive Officer	July 2, 2025
Name: Yandai Wang	(principal executive officer)

/s/ Li Sing Leung	Director and Chief Financial Officer	July 2, 2025
Name: Li Sing Leung	(principal financial and accounting officer)

/s/ Russell Krauss	Director	July 2, 2025
Name: Russell Krauss

/s/ Douglas L. Brown	Director	July 2, 2025
Name: Douglas L. Brown

/s/ Ronggang (Jonathan) Zhang	Director	July 2, 2025
Name: Ronggang (Jonathan) Zhang

/s/ Wenbin Wu	Director	July 2, 2025
Name: Wenbin Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SOS Limited, has signed this Registration Statement or amendment thereto in Newark, DE on July 2, 2025.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1**	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-217064))

4.2	Form of Deposit Agreement among the Registrant, the Depositary and Beneficial Owners of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Registrant on Form F-1, as amended, filed on April 14, 2017 (File No. 333-217064))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

10.1*	2025 Equity Incentive Plan

23.1*	Consent of Audit Alliance LLP, an Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page)

107*	Calculation of Filing Fee Table

*	Filed herewith.

**	No exhibit to be filed as the Registrant does not issue physical ordinary share certificates.